WILLKIE FARR & GALLAGHER                              NEW YORK
                                                                WASHINGTON, D.C.
                                                                LONDON
                                                                PARIS

         February 21, 1996


         BT Pyramid Mutual Funds,
           on behalf of Limited Term U.S. Government
           Securities Fund

         BT Institutional Funds,
           on behalf of Short/Intermediate U.S.
           Government Securities Fund

         Short/Intermediate U.S. Government Securities Portfolio

         6 St. James Avenue
         Boston, Massachusetts  02116



         Ladies and Gentlemen:

         You have asked us for our opinion concerning certain federal income tax consequences to (a) Short/Intermediate U.S. Government Securities Fund (the "Acquired Fund"), a separate series of BT Institutional Funds, a business trust organized under the laws of The Commonwealth of Massachusetts, (b) Limited Term U.S. Government Securities Fund (the "Acquiring Fund"), a separate series of BT Pyramid Mutual Funds, a business trust organized under the laws of The Commonwealth of Massachusetts, and (c) holders of shares of beneficial interest in the Acquired Fund (the "Acquired Fund Shareholders") when the Acquired Fund Shareholders receive shares of beneficial interest in the Acquiring Fund (the "Acquiring Fund Shares"), in liquidation of their interests in the Acquired Fund pursuant to an acquisition by the Acquiring Fund of all or substantially all of the assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of certain scheduled liabilities of the Acquired Fund and the subsequent liquidation of the Acquired Fund and distribution in liquidation of the Acquiring Fund Shares to the




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         Acquired Fund Shareholders (the "Reorganization"), all pursuant to an agreement and plan of reorganization.

         We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we assume that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we assume the genuineness of all signatures, the capacity of each party executing a document so to execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquired Fund and the Acquiring Fund set forth in the Registration Statement on Form N-14 (the "Registration Statement") filed by BT Pyramid Mutual Funds on behalf of the Acquiring Fund with the Securities and Exchange Commission and representations to be made in letters from the Acquired Fund and the Acquiring Fund addressed to us for our use in rendering a final opinion. Based on information received and expected to be received from the Acquired Fund and the Acquiring Fund, we have no reason to believe that we will not be able to render this opinion as a final opinion at the Closing. We have no reason to believe that these representations and facts will not be valid, but we have not attempted and will not attempt to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

         The conclusions expressed herein are based upon the Internal Revenue Code of 1986 (the "Code"), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

         Based upon the foregoing, it is our opinion that:

                  (1) the transfer of all or substantially all of the Acquired Fund's assets in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of certain scheduled liabilities of the Acquired Fund will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Code, and the Acquired Fund and the Acquiring Fund are each a "party to a reorganization" within the meaning of Section 368(b) of the Code;

                  (2) no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of certain scheduled liabilities of the Acquired Fund;

                  (3) no gain or loss will be recognized by the Acquired Fund upon the transfer of its assets to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of certain scheduled liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to Acquired Fund Shareholders;

                  (4) no gain or loss will be recognized by Acquired Fund Shareholders upon the exchange of their shares of the Acquired Fund for Acquiring Fund Shares;

                  (5) the aggregate tax basis of Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the shares of the Acquired Fund surrendered therefor, and the holding period of the Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the shares of the Acquired Fund exchanged therefor were held by such Acquired Fund Shareholder (provided the shares of the Acquired Fund were held as capital assets on the date of the Reorganization); and

                  (6) the tax basis to the Acquiring Fund of the Acquired Fund's assets acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization, and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and any reference to our firm in the Registration Statement or in the Prospectus/Proxy Statement constituting a part thereof.

         Very truly yours,


         /s/  WILLKIE FARR & GALLAGHER

         WILLKIE FARR & GALLAGHER